MuniHoldings New Jersey Insured Fund, Inc.

File No. 811-8621
Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending July 31, 2001, MuniHoldings New Jersey Insured Fund, Inc. (the
"Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of MuniHoldings
New Jersey Insured Fund IV, Inc. ("New Jersey Insured
IV"), File No. 811-9315.

At meetings of the Boards of Directors of the Registrant and New Jersey Insured IV, the Boards of Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to (i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of New Jersey Insured IV by the Registrant and the subsequent pro rate distribution of the Registrant's
Common Stock and Registrant's Series E Auction Market
Preferred Stock ("AMPS") to the holders of New Jersey
Insured IV Common Stock and New Jersey Insured IV
AMPS; (ii) the subsequent deregistration of New Jersey
Insured IV under the Investment Company Act; and (iii) the subsequent dissolution of New Jersey Insured IV under the laws of the state of Maryland.

On October 11, 2000, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-47766 and 811-
8261), the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of New Jersey Insured
IV. Pre-Effective Amendment No. 1 to the N-14
Registration Statement was filed on November 13,
2000.  Post effective Amendment No. 1 to the N-14
Registration Statement was filed on March 21,
2001, and the N-14 Registration Statement as so amended was declared effective by the Commission on March 21, 2001.

On January 17, 2001, the shareholders of the Registrant and New Jersey Insured IV approved the Reorganization at a special meeting of shareholders held for that purpose. On March 5, 2001 (the "Reorganization Date"), pursuant to the Agreement and Plan of Reorganization, New Jersey Insured
IV transferred securities and cash valued at $73,753,117.48 to the Registrant and received in exchange 3,221,457 shares of the Registrant's Common Stock and 28,000,000 shares of Registrant's Series C AMPS with an aggregate liquidation preference of $25,000 and New Jersey Insured
IV distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.

An application for Deregistration on Form N-8F was filed by New Jersey Insured IV on July 19, 20001 with the
Securities and Exchange Commission.